IDEX II SERIES FUND

                          INVESTMENT COUNSEL AGREEMENT
                     FOR THE IDEX II GLOBAL PORTFOLIO SERIES

     This Agreement is entered into as of April 22, 1992 by and between IDEX Management, Inc., a Delaware corporation (referred to herein as "IDEX Management"), and Janus Capital Corporation, a Colorado corporation (referred to herein as the "Sub-Adviser"), to provide certain investment counsel services to a certain series of shares of beneficial interest in the Trust, namely IDEX II Global Portfolio (the "Portfolio").

     WHEREAS, Idex Management entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated April 22, 1992 with IDEX II Series Fund, a Massachusetts business trust (referred to herein as the "Trust"), under which IDEX Management has agreed, among other things, to act as investment adviser to the Portfolio;

     WHEREAS, the Advisory Agreement provides that IDEX Management may engage the Sub-Adviser to furnish investment information and advice to assist IDEX Management in carrying out its responsibilities under the Advisory Agreement as investment adviser to the Portfolio; and

     WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by the Sub-Adviser to IDEX Management with respect to the Portfolio and the terms and conditions under which such services will be rendered.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. SERVICES OF THE SUB-ADVISER. The Sub-Adviser shall act as investment counsel to IDEX Management with respect to the Portfolio. In this capacity, the Sub-Adviser shall have the following responsibilities:

     (a) to furnish continuous investment information, advice and recommendations to IDEX Management as to the acquisition, holding or disposition of any or all of the securities or other assets which the Portfolio may own or contemplate acquiring from time to time;

     (b) to cause the officers of the Sub-Adviser to attend meetings of IDEX Management or the Trust and furnish oral or written reports, as IDEX Management may reasonably require, in order to keep IDEX Management and its officers and the Trustees of the Trust and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Portfolio, the investment recommendations of the Sub-Adviser, and the investment considerations which have given rise to those recommendations;

     (c) to furnish such statistical and analytical information and reports as may reasonably be required by IDEX Management from time to time; and

     (d) to supervise the purchase and sale of securities as directed by the appropriate officers of the Fund or of IDEX Management.

     2. OBLIGATIONS OF IDEX MANAGEMENT. IDEX Management shall have the following obligations under this Agreement:

     (a) to furnish the Sub-Adviser with a certified copy of any financial statement or report prepared for the Trust with respect to the Portfolio by certified or independent public accountants, and with copies of any financial

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statements or reports made by the Trust to  shareholders  of the Portfolio or to any governmental body or securities exchange;

     (b) to furnish the Sub-Adviser with the Trust's Declaration of Trust, Bylaws, and current registration statement applicable to the Portfolio and with any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement; and

     (c) to compensate the Sub-Adviser for its services under this Agreement by the payment of fees equal to (i) 50% of the fees received by IDEX Management for services rendered under the Advisory Agreement by IDEX Management to the Portfolio during the term of this Agreement, less (ii) 50% of any expense limitation reimbursement made by IDEX Management to the Portfolio. In the event that this Agreement shall be effective for only part of a period to which any such fee received by IDEX Management is attributable, then an appropriate proration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to the Sub-Adviser hereunder shall be payable upon receipt by IDEX Management from the Portfolio of advisory fees payable to IDEX Management.

     (d) to compensate Sub-Adviser, in addition to the compensation payable under paragraph (c) above, as follows: If on December 31 of 1992 and each year thereafter ("Target Date") the aggregate actual net assets on that date of the Trust, IDEX Fund, IDEX Fund 3 and IDEX Total Income Trust and any other registered investment company sponsored by IDEX Management, containing the name IDEX or with respect to which IDEX Management acts as investment adviser or administrator, and to which the Sub-Adviser provides investment advice (the "Advised Funds") are less that the applicable Target Net Assets specified in Table 1 below, then IDEX Management shall pay to Sub-Adviser a percentage, as specified in Table 2 below, of the Net Fee otherwise payable to InterSecurities, Inc., or any other IDEX Management affiliate serving as administrator to the Fund for the calendar year following such date (the "Administrator").

                                     Table 1

                                                  Advised Funds
              Target Date                      Target Net Assets

           December 31, 1992                     $700 million
           December 31, 1993 (and                $950 million
            December 31 of each
             year thereafter)

The Net Fee of the Administrator shall be the fee received by the Administrator from IDEX Management less any reimbursement from the Administrator in connection with any applicable Fund expense limitation. The percentage of the Net Fee so payable to Sub-Adviser shall be determined by the percentage that on the applicable Target Date the aggregate actual net assets of the Advised Funds are less than the applicable Target Net Assets of the Advised Funds ("Shortfall of Target") in accordance with Table 2 below:

                                     Table 2

           Shortfall of Target                 Percentage of Net Fee

               5% - 10%                               10%
           Over 10% - 20%                             20%
           Over 20% - 30%                             30%
               Over 30%                               40%

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     No fees shall be payable to  Sub-Adviser  under this  paragraph (d) for any year if, for the five-year period ending December 31 of the preceding year, the respective total returns of a majority of the Advised Funds that have the objective of investing primarily in equity securities with such a five-year record (and with respect to which Sub-Adviser shall have provided investment advice for all of such five years and for the then current year) are not in the top one-third of their respective fund categories as determined by Lipper Analytical Services, Inc. or its successor (or if no successor exists, by a mutually agreed upon statistical service).

     3. TREATMENT OF INVESTMENT ADVICE. IDEX Management shall treat the investment information, advice and recommendations of the Sub-Adviser as being advisory only, and shall determine the extent to which such advice and recommendations relating to the Portfolio shall be passed on to the Trust or incorporated in investment advice by IDEX Management relating to the Portfolio. IDEX Management may direct the Sub-Adviser to furnish its investment information, advice and recommendations directly to officers or trustees of the Trust.

     4. LIABILITY OF THE SUB-ADVISER. The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the Investment Company Act of 1940, as amended (the "1940 Act"), neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Trust or any shareholders of the Portfolio for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

     5. COMPLIANCE WITH LAWS. The Sub-Adviser represents that it is, and will continue to be throughout the term of this Agreement, an investment adviser registered under all applicable federal and state laws. In all matters relating to the performance of this Agreement, Janus Capital will act in conformity with the Trust's Declaration of Trust, Bylaws, and current registration statement applicable to the Portfolio and with the instructions and direction of IDEX Management and the Trust's Trustees.

     6. TERMINATION. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. This Agreement may be terminated at any time, without penalty, by IDEX Management or by the Fund by giving 60 days' written notice of such termination to the Sub-Adviser at its principal place of business, provided that such termination is approved by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Portfolio. This Agreement may be terminated at any time by the Sub-Adviser by giving 60 days' written notice of such termination to the Trust and IDEX Management at their respective principal places of business.

     7. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

     8. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending April 22, 1994 and shall continue in effect from year to year thereafter provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

     9. AMENDMENTS. The terms of this Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act) and the approval by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person

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at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted in accordance with the 1940 Act.

     10. PRIOR AGREEMENTS. This agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

Attest:                                  Janus Capital Corporation
                                         ("Sub-Adviser")

/S/ DAVID C. TUCKER                           /S/ JACK R. THOMPSON
_______________________________          By:  ________________________________
David C. Tucker                               Jack R. Thompson



Attest:                                  Idex Management, Inc.


/S/ WILLIAM H. GEIGER                         /S/ G. JOHN HURLEY
_______________________________          By:  ________________________________
William H. Geiger, Secretary                  G. John Hurley
                                              President and Chief
                                              Executive Officer


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